Exhibit 99.1

Gaming and Leisure Properties, Inc. Announces Completion of

Acquisitions and Lease Modifications to Accommodate the Acquisition

of Pinnacle Entertainment, Inc. by Penn National Gaming, Inc.

•	Pinnacle Master Lease amended to allow for the sale of the operating assets of three properties

•	GLPI entered into a new Master Lease with Boyd Gaming to include three properties

•	GLPI acquired the real property assets of Plainridge Park Casino and issued a mortgage on Belterra Park Gaming & Entertainment

•	Declares 2018 Fourth Quarter dividend of $0.68 per Common Share and establishes 2019 dividend guidance

Wyomissing, PA.—October 15, 2018 – Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) today announced that the Company completed the previously announced property acquisitions and lease modifications with Penn National Gaming, Inc. (NASDAQ:PENN) (“Penn”), Pinnacle Entertainment, Inc. (NASDAQ:PNK) (“Pinnacle”) and Boyd Gaming Corporation (NYSE:BYD) (“Boyd”) in order to accommodate the acquisition of Pinnacle by Penn, which was completed and separately announced by Penn.

The Company has amended the Master Lease with Pinnacle to allow for the sale of the operating assets of Ameristar Casino Hotel Kansas City, Ameristar Casino Resort Spa St. Charles and Belterra Casino Resort. Boyd has acquired these operating assets and has entered into a new Master Lease with the Company. Terms of the new Boyd Master Lease are similar to the Company’s existing leases with rent initially set at approximately $97.2 million annually. Rent at the remaining properties in the Pinnacle Master Lease has initially been set at approximately $290.3 million annually.

The Company has acquired the real property assets at Plainridge Park Casino for $250 million from Penn. Plainridge Park has been added to the Pinnacle Master Lease with annual rent of $25.0 million, which will not be subject to any escalators or revenue reset adjustments. Additionally, Boyd has acquired Belterra Park in Cincinnati, Ohio from Pinnacle. The Company provided a $57.7 million mortgage loan to Boyd to finance its acquisition of the real estate assets of Belterra Park, with initial annual interest payments of $6.4 million.

The Master Lease with Pinnacle has been amended to include an additional $13.9 million of annual fixed rent. This rent will not be subject to adjustment and will be excluded from the calculation of the escalator in the existing master lease. Penn in now the tenant under the amended Pinnacle Master Lease and also under the existing Meadows Casino lease.

The transaction was funded with borrowing under the Company’s existing revolving credit facility. Pro Forma for the transaction and the previously announced acquisition of the assets of Tropicana Entertainment, the Company’s ratio of Total Net Debt to Adjusted EBITDA is approximately 5.7. The company intends to reduce leverage below its stated target of 5.5 within one year.

Additionally, On October 12, 2018, the Company declared its fourth quarter 2018 dividend of $0.68 per common share, payable on December 28, 2018 to shareholders of record on December 14, 2018. The company anticipates 2019 annual dividends of approximately $2.72 to $2.76 per share.

Chief Executive Officer, Peter M. Carlino, commented “The successful completion of this transaction demonstrates our ability to create value for our shareholders through complex and unique structures. Additionally, it shows our readiness to partner with our tenants to help them grow and achieve their own strategic goals. Through this transaction, we have added an economic interest in two additional high quality regional gaming facilities, increasing our annual real estate income by $45.3 million. In Boyd, we have added a new tenant that is highly regarded in the gaming space and is an active consolidator of casino assets and operations. Further, in announcing our 2019 dividend guidance, we are pleased to demonstrate our commitment to accretive growth and increasing returns to shareholders.”

About Gaming and Leisure Properties

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI elected to be taxed as a real estate investment trust (“REIT”) for United States federal income tax purposes commencing with the 2014 taxable year and is the first gaming-focused REIT.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, including our relationship with Penn and Boyd, the expected benefits of the transactions with Penn and Boyd, the expected benefits of our recently closed transaction with Tropicana Entertainment, Inc. and Eldorado Resorts, Inc. and our expectations of future growth and dividend payments. Forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward-looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: GLPI’s ability to realize the expected benefits of the transactions; adverse changes in general economic conditions in the regions or the industries in which GLPI, Penn and Boyd operate, or general disruptions in the financial, debt, capital, credit or securities markets; GLPI’s ability to maintain its status as a REIT; the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; GLPI’s ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to GLPI; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2017, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to GLPI or persons acting on GLPI’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward-looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

Contact – Investor Relations

Hayes Croushore

T: 610-378-8396

Email: Hcroushore@glpropinc.com